WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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KOLLMORGEN CORPORATION AND SUBSIDIARIES
Financial Data Schedules
December 31, 1994, 1993, and 1992
(Dollars in thousands, except per share amounts)


THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEET AND STATEMENTS OF OPERATIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

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                                          1994      1993      1992
                                       ------------------------------
Cash and cash items                    $   7,165 $  17,682
Notes and accounts receivable - trade     38,348    33,744
Allowance for doubtful accounts            1,064     1,560
Inventory                                 23,231    22,018
Total current assets                      88,300    89,562
Property, plant and equipment            112,524   107,147
Accumulated depreciation                  81,735    76,686
Total assets                             138,201   134,008
Total current liabilities                 63,223    58,306
Bonds, mortgages and similar debt         40,667    44,120
Preferred stock - mandatory redemption    22,532    22,407
Common stock                              26,891    26,875
Other stockholders' equity               (17,011)  (19,290)
Total liabilities and stockholders'
   equity                                138,201   134,008


Net sales of tangible products         $ 184,818 $ 178,334 $ 186,073
Total revenues                           191,771   185,538   194,859
Cost of tangible goods sold              120,399   117,164   124,289
Total costs and expenses applicable
  to sales and revenues                  124,627   121,286   129,151
Other costs and expenses                  60,087    56,019    59,541
Interest and amortization of
  debt discount                            3,717     4,187     5,259
Income before taxes and other items        3,236     3,904    (9,497)
Net income                                 4,051     4,752    (8,725)
Net income per share - primary              0.18      0.25     (1,14)
Earnings per share - fully diluted          0.18      0.25     (1.14)





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